Exhibit 99.1

    NEWS

FOR IMMEDIATE RELEASE

VEECO PROVIDES BUSINESS UPDATE RELATED TO COVID-19 FOR FIRST QUARTER 2020

Plainview, N.Y., March 17, 2020 – Veeco Instruments Inc. (NASDAQ: VECO) is providing a business update related to the worldwide COVID-19 (coronavirus) outbreak. Veeco's highest priority is the health and well-being of our employees, customers, suppliers and stakeholders. As COVID-19 continues to spread, we have taken precautions to protect employees and visitors while minimizing the risk of disruption to our business, where possible.

On March 16, 2020, several California counties issued a “shelter-in-place” directive related to the COVID-19 virus which has rendered our San Jose facility and possibly the facilities of certain customers unable to operate until April 7, 2020. These government directives may impact our ability to meet our guidance for the first quarter of 2020. As a result, given the additional uncertainty and disruptions to Veeco and possibly to certain of our customers, we are withdrawing guidance for the first quarter, ending March 31, 2020, previously provided on February 13, 2020, which was based on best known information at the time.

We continue to monitor this dynamic situation and expect to provide a further update during our first quarter 2020 earnings conference call.

About Veeco

Veeco (NASDAQ: VECO) is an innovative manufacturer of semiconductor process equipment. Our proven ion beam, laser annealing, lithography, MOCVD, and single wafer etch & clean technologies play an integral role in the fabrication and packaging of advanced semiconductor devices. With equipment designed to optimize performance, yield and cost of ownership, Veeco holds leading technology positions in the markets we serve. To learn more about Veeco’s systems and service offerings, visit www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management's Discussion and Analysis sections of Veeco's Annual Report on Form 10-K for the year ended December 31, 2019 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

###

Veeco Contacts

Investors:

Anthony Bencivenga | (516) 252-1438 | abencivenga@veeco.com

Media:

Kevin Long | (516) 714-3978 | klong@veeco.com